                                                                    EXHIBIT 99.1

(LAKES ENTERTAINMENT, INC. LOGO)                     NEWS RELEASE
                                                     LAKES ENTERTAINMENT, INC.
                                                     130 CHESHIRE LANE
                                                     MINNETONKA, MN  55305
                                                     952-449-9092
                                                     952-449-9353 (FAX)
                                                     WWW.LAKESENTERTAINMENT.COM
                                                     TRADED: NASDAQ "LACO"


FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Tuesday, July 20, 2004


                      WORLD POKER TOUR SEASON THREE: PARIS

WORLD POKER TOUR ATTRACTS RECORD CROWD FOR AVIATION CLUB DE FRANCE TOURNAMENT IN PARIS. INCLUDING DEFENDING CHAMPIONS, TOP POKER PROS AND CELEBRITY PLAYERS


FRENCH SUPERSTAR SINGER/ACTOR PATRICK BRUEL AND TENNIS GREAT YEVGENY KAFELNIKOV JOIN THE ACTION FOR THE LARGEST PRIZE POOL IN EUROPEAN POKER HISTORY

MINNEAPOLIS, JULY 20, 2004 - LAKES ENTERTAINMENT, INC. (NASDAQ "LACO") today announced the Aviation Club de France (ACF), the leading Parisian poker salon, announced that 205 players registered for its sold out WORLD POKER TOUR tournament, more than doubling the 96 players who played last year. This sets yet another attendance record for a WORLD POKER TOUR event.

According to ACF's Manager of Poker Operations, Bruno Fitoussi, the Aviation Club has posted the largest prize pool in European poker history--2,050,000 Euros/$2,550,491.85 US--for its Grand Prix de Paris. The first place finisher in this 10,000 Euro/$12,439 US buy-in tournament, which started Saturday the 17th and ends Tuesday the 20th, will take home nearly $850,000.

Poker fans will be able to see the final table action when the show airs as part of the 15-tour stop series in March on the Travel Channel. The WORLD POKER TOUR series airs every Wednesday night at 9 p.m. ET/PT on the Travel Channel.

The WPT's tour stop in Paris attracted a mix of world class players from around the globe, including the two previous champions--Christer Johannsson and David Benyamine--and a lineup of international poker elite, including many WPT stars:
WPT Season Two Player of the Year Erik Lindgren (U.S.), WPT Champion Martin De Knijff (Sweden), WPT Walk of Famer Gus Hansen (Denmark), two-time WPT winner Howard Lederer, Carlos Mortenson (Spain), Mel Judah, David "Devilfish" Ulliott (U.K.), and Daniel Negreanu (Canada).

Other top players include TJ Cloutier, John Juanda, Phil Ivey, Scotty Nguyen, Farzad "Freddy" Bonyadi, Sami Farha, and the most recent World Champion--Greg "Fossilman" Raymer.

But some of the most recognizable faces at the table may not be poker stars. Superstar actor/singer Patrick Bruel, oftentimes called the Brad Pitt of France, is taking his place at the felt, alongside rising tennis champion Yevgeny Kafelnikov, ranked in the top 10, who also has huge fan recognition.

Eighty percent owned by Lakes Entertainment, the World Poker Tour draws a weekly television audience of more than five million viewers and is the highest rated series in the history of The Travel Channel.

The next stop on the tour will spotlight the newest tournament on the schedule--The Mirage in Las Vegas, July 29-August 1. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2004-2005 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel.

World Poker Tour, LLC is a media and entertainment company principally engaged in the development, production and marketing of gaming-themed televised programming, the licensing and sale of branded products and the sale of corporate sponsorships. World Poker Tour, LLC is a subsidiary of Lakes Entertainment, Inc.

Lakes Entertainment, Inc. currently has development and management agreements with three separate Tribes for one new casino operation in Michigan and two in California. In addition, Lakes has agreements with the Nipmuc Nation for the development and management of a potential additional casino on the East Coast. However, the Nipmuc Nation has been denied recognition as an Indian Tribe by the Bureau of Indian Affairs. Lakes also has agreements for the development of an additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 80% of World Poker Tour, LLC, a media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming, the licensing and sale of branded products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".



The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.